Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 14 day of February, 2007, by and between LightPath Technologies, Inc., a Delaware corporation (“LightPath”), and Kenneth Brizel (the “Executive”).

RECITALS

A. LightPath is a designer, developer, manufacturer, and distributor of optical components.

B. The Executive is the President/Chief Executive Officer of LightPath.

C. Both parties have determined that it is mutually beneficial to have this Agreement setting forth in writing the terms and conditions under which the Executive shall continue serving LightPath.

THEREFORE, in consideration of the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties expressly, knowingly, and voluntarily agree as follows:

1. Employment. LightPath currently employs the Executive as its President/Chief Executive Officer, and the Executive’s continued employment with LightPath shall be upon the terms and conditions set forth below.

2. Duties and Obligations.

a. Duties. The Executive shall have the responsibilities and duties reasonably accorded to, and expected of, the President/Chief Executive Officer of LightPath and as determined by LightPath’s Board of Directors (“the Board”) and the Executive will report directly to the Board and will have full responsibility for all activities of LightPath and be required to undertake the duties and responsibilities assigned to the Executive by the Board.

b. Obligations. The Executive shall devote all of his attention, skills, and efforts to the business and affairs of LightPath, and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. Accordingly, the Executive shall not be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage.

3. Term of the Agreement. This Agreement shall continue indefinitely unless terminated in writing by either party.

4. Compensation. For all services rendered by the Executive, LightPath shall compensate him as follows:

a. Annual Base Salary. The Executive shall be paid an initial annual base salary of two hundred and eighty-six thousand dollars ($286,000.00). On an annual basis, the Executive’s performance shall be evaluated by the Board which may change the Executive’s annual base salary, if, in their absolute discretion and judgment, any such change is warranted.

b. Annual Cash Bonus. The Executive is eligible to receive an annual cash bonus (up to a maximum of fifty-percent of his then-annual salary) if, in the Board’s absolute discretion and judgment, any such cash bonus is warranted.

c. Benefits. The Executive is entitled to participate in all other compensation and benefit plans in which other employees of LightPath are generally eligible to participate, in accordance with the terms and conditions of such plans. LightPath may, from time to time, in its absolute and sole discretion, change, modify, or discontinue the benefits which are offered to the Executive and/or other employees.

d. Expenses. LightPath will reimburse the Executive for all reasonable expenses incurred by him in carrying out his duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the LightPath regarding documentation of such expenses. In the event of any dispute, the Board shall have the sole discretion to determine the reasonableness of any such expenses.

5. Non-Disclosure and Non-Use of Confidential Information. The Executive acknowledges that as a result of his employment by LightPath, he will have access to and be entrusted with trade secret, proprietary and other confidential information, not generally known in the industry in which LightPath is engaged – including, without limitation, non-public information about LightPath’s products, services, concepts, techniques, processes, systems, devices, marketing techniques, finances, business plan(s), compensation structure, pricing, market research, actual and prospective customers, lenders, and suppliers, and all other information of a trade secret, proprietary, or confidential nature (known herein as “Confidential Information”). The Executive agrees that during his employment and at all times thereafter, he will hold in the strictest confidence, and shall not disclose (except as required by applicable law, court order or in connection with the performance of Employee’s duties hereunder) or use for his own benefit or gain (or for the benefit or gain of any person or entity other than LightPath), any such Confidential Information. The Executive further agrees that upon the termination of his employment, or at any other time requested by LightPath, he will deliver to LightPath all writings, computer data, photographs, or other written material or tangible thing containing Confidential Information that is in the Executive’s possession, custody or control, whether made, written, or obtained by the Executive or others, as well as all equipment and property belonging to LightPath. The Executive agrees that he shall retain no copies of such material, either for the Executive’s own use or otherwise. The Executive acknowledges and agrees that his disclosure or use of, any such Confidential Information, or failure to promptly return the materials, equipment or property referenced above, would irreparably harm LightPath. The only exception to this confidentiality and non-disclosure provision is that, in a subsequent proceeding in which LightPath alleges a breach by the Executive of this paragraph 5, the Executive shall not be prohibited from disclosing LightPath’s Confidential Information in such proceeding only as is necessary in order to defend against such allegations; provided that the Executive shall cooperate fully with LightPath to ensure that its Confidential Information is filed and maintained under seal with the court. The Executive’s obligations under this paragraph 5 shall survive the termination (and/or assignment) of this Agreement and/or his employment with LightPath.

6. Assignment of Proprietary Information. Except as may be required in the course of employment by LightPath, the Executive agrees that any and all Proprietary Information, as hereinafter defined, which the Executive has made, conceived of, developed or originated, either individually or jointly with any other person or persons at any time during the period of employment by LightPath, whether during working hours or any other time, which relate in any way to the business or the type of business now or hereafter engaged in or contemplated by LightPath during the period of the Executive’s employment or which result from or may be suggested by any work the Executive does for LightPath or at LightPath’s request, shall be the property of LightPath. As used herein, “Proprietary Information” shall mean any and all proprietary property including but not limited to all techniques, processes, devices, charts, manuals, payroll, and improvements thereto together with the names and identities of all clients and prospective clients, price lists, suppliers and all other information or materials which LightPath may from time to time designate and treat as confidential and proprietary or as a trade secret.

The Executive shall promptly disclose and assign such Proprietary Information to LightPath’s representatives and do all such acts, and execute and deliver all such documents, as may be necessary to vest in LightPath the title to all such Proprietary Information and enable LightPath to properly prepare and prosecute any and all applications for patents, trademarks or copyrights thereon as well as all reissues, renewals and extensions thereof, so that LightPath shall be the sole and absolute owner of all right, title and interest in said proprietary property. It is understood and agreed that the words “which relate in any way to the business or the type of business now or hereafter carried on or contemplated by LightPath” shall properly cover any reasonable development or extension of LightPath’s field of operation (as such field of operation existed during the period of Executive’s employment). These obligations shall continue beyond the termination or expiration of the Executive’s employment with respect to inventions, discoveries and developments conceived or made by the Executive during the period of employment and shall be binding on the Executive’s assigns, executors, heirs, administrators and other legal representatives. The Executive agrees that all correspondence, drawings, reports, ideas, blueprints, manuals, letters, notes, analyses, notebooks, reports, charts, programs, proposals or any other documents concerning LightPath’s customers or products or processes, whether or not prepared by and in the course of employment, alone or in conjunction with others, is the property of LightPath and upon termination or expiration of employment for any reason, the Executive shall promptly return to LightPath any such documents in his possession, custody or control.

7. Non-Competition and Non-Solicitation Agreement. The Executive’s obligations under this paragraph 7 shall survive the termination (and/or assignment) of this Agreement and/or his employment with LightPath:

a. The Executive agrees that during his employment with LightPath and for twelve months following his separation from said employment (for any reason), he will not directly or indirectly, as either an owner, operator, agent, employee, independent contractor, investor, advisor, partner, officer, director, shareholder or in any other capacity, engage in a business which competes in any way with the business of LightPath (provided, however, that nothing herein shall prevent the Executive from investing as less than a 5% shareholder in the securities of any publicly traded company).

b. The Executive agrees that during his employment with LightPath and for twelve months following his separation from said employment (for any reason), he will not directly or indirectly induce any employee of LightPath to terminate or negatively alter his or her relationship with LightPath; provided, however that engaging in general solicitation (not targeted at LightPath employees) through newspaper advertising, the Internet or job fairs shall not be deemed a violation of this provision.

c. The Executive agrees that during his employment with LightPath and for twelve months following his separation from said employment (for any reason), he will not call upon – either directly or through any other persons, partnerships, corporations, companies or other entities – any current or former client or customer of LightPath for the purpose of soliciting or selling products or services in direct competition with LightPath; provided that the foregoing sentence, in and of itself, shall not prohibit Executive from being employed by any employer that was already, at the time of Executive’s employment by such employer, (i) engaged in a material, ongoing business relationship with any such current or former client or customer of LightPath, and (ii) soliciting or selling products or services that competed with those of LightPath to such current or former client or customer of LightPath.

d. LightPath agrees that it shall not be a violation of this subsection d. for Executive to have a business relationship with any former or current supplier, vendor, consultant, or independent contractor of LightPath; provided that Executive agrees that during his employment with LightPath and at any time following his separation from said employment (for any reason), he will not directly or indirectly induce any former or current supplier, vendor, consultant, or independent contractor of LightPath (who did business with LightPath during the term of Executive’s employment) to terminate or negatively alter his, her, or its relationship with LightPath.

e. Because of the difficulty of measuring economic losses to LightPath as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to LightPath for which it would have no other adequate remedy, the Executive agrees that, in the event of breach by him, LightPath shall be entitled to seek (i) specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, without the necessity of proof of actual damages and without posting bond for such relief, (ii) a judgment for damages caused by his breach, and (iii) any other remedies provided by applicable law or available in equity. In the event any of the terms or conditions of this Agreement are found unreasonable by a court of competent jurisdiction, the Executive agrees to accept as binding in lieu thereof, any such lesser restrictions which said court may deem reasonable.

f. It is agreed by the parties that the foregoing covenants in this Paragraph 7 impose a reasonable restraint on the Executive in light of the activities and business of LightPath on the date of the execution of this Agreement and the current plans of LightPath; but it is also the intent of LightPath and the Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of LightPath throughout the term of this Agreement.

g. LightPath has international operations and conducts business throughout the world. In his employment with LightPath, the Executive has performed, and will perform, services for LightPath throughout the United States and in various foreign jurisdictions. The provisions of this paragraph 7 are intended to apply to the fullest extent possible in all of the United States and in every foreign jurisdiction in which LightPath conducts business.

h. The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

i. All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against LightPath, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by LightPath of such covenants. It is specifically agreed that the above-mentioned time periods for the restrictions placed upon the Executive shall be effective and any time during which the Executive is in violation of any provision of this paragraph 7 shall be excluded from the computation of said time periods.

8. Termination of Employment. The Executive’s employment may be terminated by either party, with or without Cause (as defined in paragraph 9 herein below) and with or without notice. Upon the termination of his employment, the Executive shall not be entitled to any further compensation other than what he may receive pursuant to paragraph 9.

9. Severance and Other Than for “Cause” Termination. If the Executive’s employment is terminated by LightPath for any reason other than for “Cause,” the Executive shall be entitled to receive a severance payment in the amount of one times (1x) his then-base annual salary (the “Severance Payment”), provided, however, in the event the Executive is entitled to the Cash Payment as defined in that certain Change in Control Agreement by and between LightPath and the Executive of approximately even date herewith, the Executive shall not be entitled to receive the Severance Payment provided for in this paragraph 9, it being intended by LightPath that the Cash Payment shall be made in lieu of the Severance Payment contemplated hereby. If paid, (a) the Severance Payment shall be paid to the Executive in equal installments over a twelve-month period in accordance with LightPath’s regular payroll schedule; and (b) LightPath will also pay the Executive’s COBRA premiums sufficient to continue his group health insurance coverage at the same level in effect as of his termination date for twelve months or until he becomes eligible for group health insurance coverage through a subsequent employer, whichever occurs first. The existence of “Cause” in the termination of the Executive’s employment shall be determined by the Board in its absolute and sole discretion. For purposes of this Agreement, “Cause” shall be defined as any of the following:

a. any intentional act by the Executive of dishonesty, moral turpitude or misappropriation of property, which act has, in the sole discretion of the Board, a materially adverse impact on the business or affairs or reputation of LightPath;

b. any intentional act by the Executive of fraud or embezzlement;

c. the Executive pleads guilty or nolo contendere to, or is convicted of, any felony;

d. the failure to carry out directives of the Board, or neglect or failure to perform his duty to provide the Board with accurate information, provided the Executive has not, in the sole discretion of the Board, cured such failure or neglect within thirty (30) days of his receipt of written notice of LightPath’s intention to terminate the Executive’s employment for Cause, together with a description of the basis thereof;

e. any intentional unauthorized use or disclosure by the Executive of proprietary or other confidential information or trade secrets of LightPath;

f. any intentional act that constitutes a breach of fiduciary duty or duty of loyalty to LightPath or any intentional act that, in the sole discretion of the Board, results or intends to result, either directly or indirectly, in the personal gain or enrichment of the Executive at the expense of LightPath;

g. any material breach by the Executive of any agreement between LightPath and the Executive related to the Executive’s employment, provided the Executive has not, in the sole discretion of the Board, cured such breach within thirty (30) days of his receipt of written notice of LightPath’s intention to terminate the Executive’s employment for Cause, together with a description of the basis thereof; and

h. any other intentional act or misconduct by the Executive which has a materially adverse impact on the business or affairs of LightPath, provided the Executive has not, in the sole discretion of the Board, cured such impact within thirty (30) days of the Executive’s receipt of written notice of LightPath’s intention to terminate the Executive’s employment for Cause, together with a description of the basis thereof.

The foregoing definition of Cause shall not be deemed to be inclusive of all the acts or omissions which LightPath may have as which LightPath may have as grounds for the Executive’s dismissal or discharge. For purposes of this Agreement, a good faith determination and the approval or affirmative vote of a majority of the members of the Board of a for-Cause basis for terminating the Executive’s employment shall be conclusive. As used in this paragraph 9, references to LightPath include LightPath and its affiliates, successors, and assigns.

10. Tax Matters. If the Executive is deemed to be a “key employee” within the meaning of Section 409A (“Section 409A”) of the Code, or if Section 409A is otherwise deemed to be applicable to payments made to the Executive hereunder, then payments made to the Executive pursuant to paragraph 9 shall not commence until six (6) months following the Executive’s separation from service to the extent necessary to avoid the imposition of the additional penalty tax under Section 409A (the “Deferral Period”). The first such payment to the Executive after the expiration of the Deferral Period shall include all installment payments that otherwise would have been made during the Deferral Period. It is intended by the parties hereto that the penalties proscribed under Section 409A not be applicable to payments made to the Executive hereunder.

11. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is sent by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate address and telecopier number set forth below (or to such other address and/or telecopier number as a party may designate by notice to the other party):

For the Executive:

Kenneth Brizel

(Personal & Confidential)

For LightPath:

Gary Silverman
Chairman of the Compensation Committee of the Board of Directors LightPath Technologies, Inc.

832 Bob-o-Link Road

Highlands Park, Illinois 60035

(Personal & Confidential)

With a copy to:

Baker & Hostetler LLP

Attention: Jeffrey E. Decker, Esq.

200 South Orange Avenue, Suite 2300

Orlando, Florida 32801

12. Governing Law and Venue. This Agreement shall be governed by the laws of the State of Florida, and venue for any litigation brought to enforce this Agreement shall lie exclusively in the United States District Court, Middle District of Florida, Orlando Division, or in the Circuit or County Court of the Ninth Judicial Circuit in and for Orange County, Florida. At least ten (10) days prior to commencing an action based on the alleged breach of this Agreement, the complaining party must given notice to the other party of that party’s intent to file an action.

13. Costs of Enforcement. In the event either LightPath or the Executive initiates an action to enforce its rights hereunder, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, court costs and reasonable attorneys’ and paralegals’ fees, whether suit be brought or not. As used herein, expenses, court costs and attorneys’ and paralegals’ fees include expenses, court costs and attorneys’ and paralegals’ fees incurred in any appellate or bankruptcy proceeding. Expenses incurred in enforcing this paragraph shall be covered by this paragraph. For this purpose, the court shall be and is requested to award actual costs and attorneys’ and paralegals’ fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party be completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys and paralegals for the prevailing party.

14. Waiver of Right to Jury Trial. LightPath and the Executive hereby knowingly, irrevocably, voluntarily, and intentionally waive any rights to a trial by jury in respect of any action, proceeding or counterclaim based on this Agreement or arising out of, under, or in connection with the Executive’s employment, including, without limitation, any discrimination, harassment, retaliation, or civil rights claims under any local, state, or federal law, or a claim involving any document or instrument executed in connection with this Agreement, or any course of conduct, course of dealing, statement (whether verbal or written) or action of any party with respect to the relationship between LightPath and the Executive. This provision is a material inducement for LightPath entering into this Agreement.

15. Severability. If any clause or provision in this Agreement is found to be void, invalid, or unenforceable, it shall be severed from the remaining provisions and clauses which shall remain in full force and effect.

16. Successors and Assignments. This Agreement will be binding upon the Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of LightPath, its successors, and its assigns. LightPath can assign its rights and obligations under this Agreement to its successors and assigns, which will have the right to enforce all terms of this Agreement. The Executive cannot assign his duties under this Agreement.

17. Waiver. No waiver by LightPath of any breach of this Agreement shall be a waiver as to any other breach. No waiver by LightPath of any right under this Agreement shall be a waiver of any other right. LightPath shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

18. Recitals. The Recitals are incorporated by reference.

19. Interpretation and Construction. The parties affirm that this Agreement is the product of negotiation and it shall not be construed against either party on the basis of sole authorship.

20. Entire Agreement. This Agreement and the Employee Confidential Information and Inventions Agreement dated July 19, 2002, between Employee and GelTech, Inc. (a predecessor of LightPath) constitutes the final, complete and exclusive agreement of the parties regarding the Executive’s employment with LightPath and supersedes and merges all prior discussions or agreements, including, but not limited to, LightPath’s June 3, 2002, Offer Letter to the Executive. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in the Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement.

This Executive Employment Agreement is made effective as of the date set forth hereinabove.

LightPath Technologies, Inc.,
a Delaware corporation

	By:	/s/ Robert Ripp
Witness	Name:	Robert Ripp
	Title:	Chairman of the Board

Witness

/s/ Dorothy M. Cipolla	/s/ Kenneth Brizel
Witness	Kenneth Brizel

/s/ Elizabeth Norfolk
Witness